DIAMOND HILL SECURITIZED CREDIT FUND

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

(Adopted August 21, 2024)

I. Introduction

The Board of Trustees of Diamond Hill Securitized Credit Fund (the “Fund”) has adopted this code of ethics (the “Code”), applicable to the Fund’s Principal Executive Officers and Principal Financial Officers (the “Covered Officers”) each of whom is listed on Exhibit A, to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

II. Covered Officers Should Act Honestly and Candidly

Each Covered Officer owes a duty to the Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund’s policies;

●	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Fund’s policies;

●	adhere to a high standard of business ethics; and

●	place the interests of the Fund before the Covered Officer’s own personal interests.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

III. Covered Officers Should Handle Actual and Apparent Conflicts of Interest Ethically

Guiding Principles. A “conflict of interest” occurs when an individual’s private interest interferes with the interests of, or his/her service to, the Fund. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform the Fund’s work objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund. In addition, Covered Officers should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Fund should never be subordinated to personal gain an advantage.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. Therefore, the existing statutory and regulatory prohibitions on individual behavior will be deemed to be incorporated into this Code and therefore any violation of such prohibitions will also be deemed a violation of the Code. Covered Officers must in all cases comply with applicable statutes and regulations.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and Diamond Hill Capital Management, Inc., the Fund’s investment advisor (the “Adviser”), of which the Covered Officers are also officers or employees. As a result, this Code and the Board of Trustees of the Fund (the “Board”) recognize that, subject to the Adviser’s fiduciary duties to the Fund, the Covered Officers will in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the Adviser and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Fund. Thus, if such participation is performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, it will be deemed to have been handled in compliance with the Code. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by other Code of Ethics.

Each Covered Officer must:

●	avoid conflicts of interest wherever possible;

●	handle any actual or apparent conflict of interest ethically;

●	not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

●	not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Fund;

●	not use knowledge of portfolio transactions made or contemplated for the Fund to profit or cause others to profit, by the market effect of such transactions;

●	as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Fund’s Audit Committee Chairman (“Audit Committee Chair”) prior to engaging in such transaction or relationship; and

●	report at least annually any affiliations or other relationships related to conflicts of interest that the Fund’s Directors and Officers Questionnaire covers.

Conflict of interest situations that should always be discussed with the Audit Committee Chair, if material, include the following;

●	any outside business activity;

●	service as a director on the board of any public or private company;

●	the receipt of any gifts in excess of $100;

●	the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

●	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay or benefit of any immediate family member;

●	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Adviser;

●	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV. Disclosure

Each Covered Officer is required to be familiar, and comply, with the Fund’s disclosure controls and procedures so that the reports and documents filed by the Fund with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Fund’s other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Fund officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

●	familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund; and

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s internal auditors, independent trustees, and independent auditors, and to governmental regulators and self-regulatory organizations.

V. Compliance

It is the Fund’s policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to affiliated transactions, accounting, and auditing matters.

VI. Reporting and Accountability

Each Covered Officer must:

●	upon receipt of the Code, sign and submit to the Fund an acknowledgement stating that he or she has received, read, and understands the Code;

●	annually thereafter submit a form to the Fund confirming that he or she has received, read, and understands the Code and has complied with the requirements of the Code;

●	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

●	notify the Audit Committee Chair or the Audit Committee promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

Except as described otherwise below, the Audit Committee Chair is responsible for applying this Code to specific situations in which questions are presented to him or her and has the authority to interpret this Code in any particular situation. The Audit Committee Chair shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her. The Audit Committee Chair is authorized to consult, as appropriate, with the Audit Committee (the “Committee”), the Independent Trustees of the Fund, the Board and counsel to the Fund and is encouraged to do so.

The Committee is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Covered Officers will be considered by the Committee. The Fund will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:

●	the Audit Committee Chair will take all appropriate action to investigate any violations reported to him or her;

●	if, after such investigation the Audit Committee believes that no violation has occurred, the Audit Committee Chair is not required to take any further action;

●	any matters that the Audit Committee Chair believes to be violations or potential violations will be reported to the Committee after such investigation;

●	if the Committee determines that a violation has occurred, it will inform the Board, which will take all appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, or appropriate disciplinary or preventive action;

●	appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities;

●	the Audit Committee shall take all appropriate action to investigate and address any potential Code violations reported to it directly, consistent with its duties under the Audit Committee charter;

●	the Board will be responsible for granting waivers, as appropriate, to the extent such matters are referred to it by the Committee; and

●	any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.

VII. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Adviser, any sub-adviser, principal underwriter, or other service providers of the Fund govern or purport to govern the behavior or activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and the Adviser’s codes of ethics under Rule 17j-1 of the Investment Company Act and Rule 204A-1 under the Investment Advisors Act, respectively, are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII. Amendments

Except for amendments to Exhibit A, this Code may not be amended except in written form, which is specifically approved by a majority vote of the Board, including a majority of Independent Trustees.

IX. Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Board and its counsel, the Adviser, and any relevant service providers of the Fund.

X. Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Adopted: August 21, 2024

DIAMOND HILL SECURITIZED CREDIT FUND

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

Persons Covered by this Code of Ethics – Diamond Hill Securitized Credit Fund:

Jo Ann Quinif – Principal Executive Officer

Julie A. Roach - Principal Financial Officer

DIAMOND HILL SECURITIZED CREDIT FUND

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

I, Jo Ann Quinif, Principal Executive Officer of Diamond Hill Securitized Credit Fund (the “Fund”), hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers (the “Code”) of the Fund. I further certify that I have received, read, and understand the Code and will comply with the requirements of the Code.

Name: Jo Ann Quinif

Date:

DIAMOND HILL SECURITIZED CREDIT FUND

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

I, Julie A. Roach, Principal Financial Officer of Diamond Hill Securitized Credit Fund (the “Fund”), hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers (the “Code”) of the Fund. I further certify that I have received, read, and understand the Code and will comply with the requirements of the Code.

Name: Julie A. Roach

Date: